EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS

COLDWATER, MICHIGAN, April 21, 2005 — Monarch Community Bancorp, Inc. (Nasdaq: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings of $412,000, or $0.16 per share, for the quarter ended March 31, 2005, compared to $103,000, or $0.04 per share, for the same period a year ago.

Net interest income increased $881,000, or 65.8%, for the quarter ended March 31, 2005 compared to the same period a year ago as a result of the acquisition of MSB Financial in April 2004. Also contributing to our increase in net earnings was a negative loan loss provision of $385,000 for the quarter ended March 31, 2005 compared to $0 for the same period a year ago. Offsetting the impact of the negative loan loss provision was a $275,000 charge to write down the value of a property held in Real Estate Owned.

At March 31, 2005, the Company’s total assets were $282.0 million, compared to $275.4 million at December 31, 2004. Securities available for sale increased $5.2 million and cash and cash equivalents increased $1.6 million which offset a decrease in loans of $1.9 million. Foreclosed assets increased $700,000 reflecting the Bank’s commitment to aggressively reduce problem loans. Total deposits increased $8.5 million, $5.7 million in CDs and $2.8 million in checking and savings accounts. The Bank is committed to increasing its checking and savings balances during 2005. Federal Home Loan Bank advances decreased $3.6 million due to payoffs of maturing advances.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.

For additional information, visit Monarch Bancorp’s website at www.monarchcb.com.

Contact:

Donald L. Denney, CEO
(517) 278-4567 ext 278

Or

William C. Kurtz, CFO
(517) 278-4567 ext 260

MONARCH COMMUNITY BANCORP, INC.
Condensed Consolidated Balance Sheets

	(unaudited)
	March 31,	December 31,
	2005	2004
	(Dollars in thousands, except per share data)
ASSETS

Cash and due from banks	$7,577	$9,529
Federal Home Loan Bank overnight time and other interest bearing deposits	9,627	6,120

Total cash and cash equivalents	17,204	15,649

Securities-Available for sale	13,282	8,057
Securities-Held to maturity	262	267
Other investments	4,780	4,720
Real Estate Investment — Limited partnership, at equity	1,242	1,278
Loans held for sale	1,164	361
Loans, net of allowance for loan losses	217,443	219,317
Accrued interest and late charges	1,084	1,138
Foreclosed assets, net	2,650	1,960
Premises and equipment	6,155	6,444
Deferred income taxes	668	612
Goodwill	9,606	9,606
Core deposit	1,642	1,752
Other assets	4,853	4,287

Total assets	$282,035	$275,448

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$6,662	$5,198
Interest-bearing	169,553	162,535

Total deposits	176,215	167,733

Federal Home Loan Bank advances	62,405	65,955
Accrued expenses and other liabilities	3,830	2,341

Total liabilities	242,450	236,029

Commitments and contingent liabilities	—	—

Stockholder’s equity
Common stock-$0.01 par value authorized-20,000,000 shares issued and outstanding-2,709,220 shares at March 31, 2005 and December 31, 2004	27	27
Additional paid in capital	28,059	28,059
Retained earnings	13,806	13,529
Accumulated other comprehensive income	(109)	2
Unearned Compensation	(2,198)	(2,198)

Total stockholder’s equity	39,585	39,419

Total liabilities and stockholder’s equity	$282,035	$275,448

Condensed Consolidated Statements of Income

	(unaudited)
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(Dollars in thousands)
Interest Income
Loans, including fees	$3,563	$2,541
Investment securities	156	156
Federal funds sold and overnight deposits	47	46

Total interest income	3,766	2,743

Interest Expense
Deposits	724	606
Federal Home Loan bank advances	822	798

Total interest expense	1,546	1,404

Net Interest Income	2,220	1,339

Provisions for Loan Losses	(385)	—

Net Interest Income after Provision for Loan Losses	2,605	1,339

Noninterest Income
Fees and service charges	466	226
Loan servicing fees	113	57
Net gain on sale of loans	137	168
Net gain (loss) on sale of securities	—	—
Other income (loss)	(211)	34

Total noninterest income	505	485

Noninterest Expenses
Salaries and employees benefits	1,277	938
Occupancy and equipment	291	197
Data processing	172	99
Mortgage banking	104	35
Professional fees	137	99
Amortization of core deposit intangible	110	—
NOW account processing	49	32
ATM/Debit card processing	51	22
Foreclosed property expense	36	46
Other general and administrative	319	209

Total noninterest expense	2,546	1,677

Income — Before Income Taxes	564	147
Income Taxes	152	44

Net Income	$412	$103

Earnings Per Share
Basic	$0.16	$0.04
Diluted	$0.15	$0.04